Exhibit 23.19

Consent of Independent Auditors

We consent to the incorporation by reference in the following Registration Statements:

(1)	Registration Statements on Form S-3 (Nos. 333-234612 and 333-275324) of McEwen Mining Inc.,
(2)	Registration Statement on Form S-4 (No. 333-226858) of McEwen Mining Inc., and
(3)	Registration Statements on Form S-8 (Nos. 333-144563, 333-144569, 333-112269, 333-179143, 333-179144, 333-204693, 333-222609 and 333-275325) of McEwen Mining Inc.

of our report dated June 28, 2024, with respect to the financial statements of Minera Santa Cruz S.A. included in Amendment No.3 to the Annual Report (Form 10-K/A) of McEwen Mining Inc. for the year ended December 31, 2023.

City of Buenos Aires, Argentina
June 28, 2024

/s/ PISTRELLI, HENRY MARTIN Y ASOCIADOS S.R.L.
Pistrelli,	Henry Martin y Asociados S.R.L.
Member of Ernst & Young Global Limited